EXHIBIT 23.1
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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of SCG Holding Corporation of our report dated January 31, 2000 relating to the combined balance sheet of the Semiconductor Components Group of Motorola, Inc. as of December 31, 1998 and the related combined statements of revenues less direct and allocated expenses before taxes for each of the years in the two-year period ended December 31, 1998 and the period from January 1, 1999 through August 3, 1999, which report appears in the 1999 Form 10-K of SCG Holdings Corporation.


KPMG LLP

/s/ KPMG LLP
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Phoenix, Arizona
May 23, 2000